Exhibit 107
Calculation of Filing Fee Table
SCHEDULE TO
(Rule 14d-100)

PACIRA BIOSCIENCES, INC.
(Name of Subject Company (Issuer))

PEACH PURCHASER SUB INC.
(Offeror)
A Wholly Owned Subsidiary of

VIATRIS INC.
(Parent of Offeror)
(Name of Filing Persons (identifying status as offeror, issuer or other person))

Table 1 - Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	1	$1,649,844,742.34	0.000087	$143,536.49
Fees Previously Paid		—		—
Total Transaction Valuation		$1,649,844,742.34
Total Fees Due for Filing				$143,536.49
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$143,536.49
Offering Note

1
Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 39,957,678 outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pacira BioSciences, Inc. (“Pacira”) multiplied by $36.50 per Share (the “Offer Price”), (ii) 2,204,571 Shares subject to issuance pursuant to “in-the-money” stock options to purchase Shares multiplied by $9.04 (which is the Offer Price minus the weighted average exercise price for such options of $27.46 per Share), (iii) 198,257 Shares subject to issuance pursuant to granted and outstanding performance share units in respect of Shares (assuming target level of performance) multiplied by the Offer Price, (iv) 4,463,236 Shares subject to issuance pursuant to granted and outstanding restricted stock units in respect of Shares multiplied by the Offer Price and (v) 36,046 Shares subject to issuance pursuant to outstanding purchase rights under Pacira’s Amended and Restated 2014 Employee Stock Purchase Plan (based on accumulated contributions through October 23, 2026) multiplied by the Offer Price. The calculation of the filing fee is based on information provided by Pacira as of October 23, 2026.

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2027, effective on October 1, 2026, by multiplying the transaction valuation by 0.000087.